ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT
Form 7.110.106.1 revised 11/21/2001
Filing fee: $25.00 This document must be typed or machine printed
If more space is required, continue on attached 8
1/2" x 11" sheet(s).
Deliver 2 copies to: Colorado Secretary of State,
Business Divisions,
1560 Broadway, Suite 200, Denver, CO 80202-5169
Please include a typed or machine printed, self-addressed, envelope.
For filing requirements, see sections 7-90-301 and 7-110-106, Colorado Revised Statutes
For more information, see the Citizen's Guide to the Business Division on our Web site, www.sos.state.co.us Question? Contact the Business
Division:
Voice 303-894-2551, fax 303-894-2242 or e-mail
sos.business@state.co.us

The undersigned corporation, pursuant to Section 7-
110-106, Colorado Revised Statutes (C.R.S), delivers these Articles of Amendment to its Articles of Incorporation to the Colorado Secretary fo State for filing, and states as follows:

1. The name of the corporation is: Capital tech.com, Inc.

2. The date the following amendment(s) to the Articles of Incorporation was ado January 11, 2002

3. The text of each amendment adopted (include attachment if additional space needed):

4. If changing the corporation name, the new name of the corporation is: Capital Tech, Inc.

5.   If providing for an exchange,
reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: None

6. Indicate manner in which amendment(s) was adopted (mark only one):

   No shares have been issued or Directors elected
     - Adopted by Incorporator(s)
x No shares have been issued by Directors have been elected - Adopted by the board of directors
   Shares have been issued by shareholder action was not required - Adopted by the board of directors
   The numer of voates cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group - Adopted by the shareholders.

7.   Effective date (if not to be effective upon
filing)   January 11, 2002 (Not to exceed 90 days)

8. The address to which the Secretary of State may send a copy of this document upon completion of filing (or to which the Secretary of State may return this document if filing is refused) is 5650
Greenwood Plaza Blvd. Suite 250B Greenwood Village,
CO. 80111

/s/Rick Schreck
Signer's Name-printed     Richard Schreck
Signer's Title            President